Exhibit 99.1

Cord Blood America Announces 2014 Second Quarter Financial Results

US Operations Drive Recurring Revenue Growth at Over 12%

LAS VEGAS, August 14, 2014 /PRNewswire/ -- Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced financial results for the quarter ended June 30, 2014.

Second Quarter 2014 Highlights:

●	Total revenue increased to approximately $1.54 million from $1.49 million, an increase of 3% over the same period of 2013.

●	Cord Blood’s US operations saw recurring storage revenues increase by 12% and tissue related products by 20% for the comparative year over year three month period.

●	Recurring revenues increased approximately 13% for the three months ended June 30, 2014 to $858,000 and now represents over 56% of total revenue.

●	The Company announced on June 25, 2014, the launch of a new service offering for the isolation and expansion of mesenchymal stem cells, one of the fastest growing areas of stem cell research

●	Cash increased 15% to $701,880 compared to $613,036 in the same period a year ago.

Joseph Vicente, President of Cord Blood America, Inc. commented "One of the key drivers to our future success stems from our ability create new revenue streams while  leveraging our existing infrastructure which creates expanded brand recognition, diversity in our revenue base and the ability to attract marketing relationships with key healthcare groups.  We have seen this firsthand from our tissue product launch last year which has increased our average per-customer recurring storage revenue by over 50%.  We expanded on this initiative further in the second quarter with the launch of another new service offering for the isolation and expansion of mesenchymal stem cells, one of the fastest growing areas of stem cell research and expect this product to further increase our average per- customer storage fee revenue going forward.   In addition to these recently launched products, we are working to continually identify new complimentary service offerings to provide our customers with the best in class product suite.”

For the three months ended June 30, 2014, total revenue increased to approximately $1.54 million from $1.49 million, an increase of 3% over the same period of 2013. Per segment, Cord had an increase of its total revenues of 7%, and Bio had a decrease in its revenues of 4% over the same period ending June 30, 2013.  Cord’s increase was related to storage revenues increasing by 12% and tissue related products by 20% for the comparative year over year three month period.  Bio’s decrease in revenues were largely impacted by a year over year adjustment to the currency exchange rate of approximately 35%, an increase in the discounts provided for  enrollment/processing fees and a decrease in the number of units processed.  The Company remains focused on strategic organic growth which management hopes will provide sustainable operating cash flows, and, positive operating and net income.

Cost of services as a percentage of revenue decreased to 31% for the period ended June 30, 2014 compared to 32% the same prior period of 2013. Gross profit increased by approximately $0.05 million or 5% to $1.06 million for the period ending June 30, 2014 from the prior three month period of 2013. The Company anticipates that through the growth and expansion of its Cord business, tighter cost controls and continuing efficiencies in its own facilities, direct costs should decrease and gross profits should improve.

Administrative and selling expenses for the three months ended June 30, 2014 were $1.31 million as compared to $1.17 million for the comparative period of 2013 representing a 12% increase. These expenses are primarily related to marketing/advertising, professional services, allocated facility related expenses and wages for personnel.  A major contributor to the increase in administrative and selling expenses were legal costs associated with the Company’s ongoing litigation. The Company continues to evaluate its expenses and their relationship to revenues for alignment. Depreciation and amortization are included as an administrative expense. For the three month period ending June 30, 2014 depreciation and amortization totaled $0.18 million compared to the three month period of June 30, 2013 of $0.19 million.

The Company's loss from operations was $0.25 million versus an operating loss of $0.16 million for the comparative period.  The Company's net loss was $0.93 million for the period ended June 30, 2014, an increase of $0.42 million compared to the comparative period net loss of $0.51 million.  The primary contributor to the increase in the loss of net income in the comparative period of 2014 versus 2013 was the interest and derivative liability increasing by $0.38 million.

For the period ending June 30, 2014, the company had $0.70 million in cash, a decrease of 1% from $0.71 million at December 31, 2013. The Company currently collects cash receipts from operations through Cord and its subsidiary, Bio-cells. During the six month period ended June 30, 2014 there was no increase in notes payable for purposes of working capital or investment in affiliate companies. Net cash provided by operating activities for the six month period ending June 30, 2014 was $0.13 million, versus net cash provided by operating activities of $0.35 million from the prior comparative period of 2013. The Company did not have any financing activities during six month period ending June 30, 2014, and cash flow from operations continue to be sufficient to fund operations.

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.